EXHIBIT 10.1

TRANSITION AGREEMENT AND GENERAL RELEASE

This Transition Agreement and General Release (this “Transition Agreement”) is entered into as of February 26, 2026, by and between Realty Income Corporation (the “Company”), and Michelle Bushore (the “Executive”) in connection with the Executive’s separation from employment with the Company, which is anticipated to occur on September 2, 2026 (the “Anticipated Separation Date”). For purposes of this Transition Agreement, the actual last day of the Executive’s employment with the Company—whether the Anticipated Separation Date or an earlier date due to the Executive’s voluntary resignation or termination by the Company—shall be referred to as the “Separation Date,” and the period from the date of this Transition Agreement through the Separation Date shall be referred to as the “Transition Period.”
During the Transition Period, for such period of time as the Executive remains employed by the Company, the Executive will (i) be paid the Executive’s current base salary, less all applicable federal, state and local withholding taxes and deductions, payable in accordance with the Company’s normal payroll practices, and (ii) continue to be eligible to be covered by the Company’s benefit plans, subject to the requirements, conditions and limitations of such plans, which may be amended from time to time. For avoidance of doubt, the Executive shall continue to be employed “at-will” during the Transition Period. The Executive shall be paid all final wages, including but not limited to any accrued but unused paid time off, on the Separation Date.
As consideration for entering into this Transition Agreement, the Compensation and Talent Committee of the Board of Directors of the Company (the “Committee”) (i) approved an award of restricted common stock of the Company covering a number of restricted shares determined by dividing $512,663 by the per share closing price of the Corporation’s common stock on February 26, 2026, pursuant to the Company’s 2021 Incentive Award Plan (the “2021 Plan”) (the “Retention Grant”), which will vest in full as of the September 2, 2026, subject to and conditioned upon satisfaction of the Conditions. For purposes of this Transition Agreement, the “Conditions” are that the Executive (i) timely executes and does not revoke this Transition Agreement; (ii) does not resign and is not terminated for Cause, as defined in the Realty Income Corporation Executive Severance Plan (the “Severance Plan”), prior to the Anticipated Separation Date; (iii) continues to diligently and in good faith provide services to the Company as its Executive Vice President, Chief Legal Officer, General Counsel & Secretary during the Transition Period; (iv) complies with the terms of this Transition Agreement and of that certain Employee Confidential Information & Non-Disclosure Agreement by and between the Executive and the Company, dated as of 2/1/2021; and (v) timely executes and does not revoke the Severance Agreement and General Release attached hereto as Attachment A.
IN CONSIDERATION of the Retention Grant, to which the Executive is not entitled under the Severance Plan or otherwise, the Executive does hereby unconditionally, irrevocably and absolutely release and discharge the Company, and any parent and subsidiary corporations, divisions and other affiliated entities, past and present, as well as its past and present directors, officers, employees, shareholders, agents, successors and assigns (collectively, “Released

Parties”), from any and all loss, liability, claims, demands, causes of action, or suit of any type related directly or indirectly or in any way connected to the transactions or occurrences between the Executive and the Released Parties to date, to the fullest extent permitted by applicable law. This release includes, but is not limited to, any losses, liabilities, claims, demands, causes of action, known or unknown, suspected or unsuspected, arising directly out of or in any way related to the Executive’s employment with the Company or the termination of the Executive’s employment.  This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including but not limited to alleged violations of the California Labor Code, any applicable California Industrial Welfare Commission order, the California Business and Professions Code, Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967 (the “ADEA”), all as amended, and all claims for attorneys’ fees, costs and expenses. However, this release shall not apply to claims for workers’ compensation benefits or unemployment insurance benefits, any challenge made by the Executive to the validity of the Executive’s release of claims under the ADEA, or any other claims of the Executive that cannot, by statute, lawfully be waived by this Transition Agreement. The Executive is not waiving the Executive’s rights to enforce this Transition Agreement, not waiving vested rights under any other agreement between the parties or any rights under the Realty Income Corporation Executive Severance Plan, not waiving rights to indemnification (subject to any limitations set forth in the Clawback Policy (as defined below)) and not waiving legal fees with respect thereto.
IN FURTHER CONSIDERATION THEREOF, the Executive hereby waives all rights the Executive may have to any personal relief or recovery from any charge or complaint, for events or causes of action occurring or accruing on or before the Effective Date of this Transition Agreement, before any federal, state, or local administrative agency against the Released Parties, except as such waiver is prohibited by statutory provision. The Executive further waives all rights to file or join in any action before any federal, state, or local court against the Released Parties for any events or causes of action occurring or accruing on or before the Effective Date of this Transition Agreement. The Executive also acknowledges that the Executive does not have any current charge or claim against the Released Parties pending before any local, state or federal agency regarding the Executive’s employment. Except as prohibited by statutory provision, in the event that any claims accruing on or before the Effective Date are filed by the Executive, they shall be dismissed with prejudice upon presentation of this Transition Agreement, and the Executive shall reimburse the Company for the costs, including reasonable attorneys’ fees, of defending any such action. The attorneys’ fee provision in the previous sentence shall not apply to any action by the Executive to challenge the enforceability of the Executive’s waiver of rights under the ADEA.
As a further condition of the Retention Grant, the Executive shall not, at any time, make any statement, publicly or privately, which disparages or would reasonably be expected to disparage the Company, any of its affiliates or any of their respective employees, officers, managers or directors. Executive also agrees not to post on social media, or in any way sanction or permit any such posting, whether anonymously or attributed to Executive’s name, any negative, disparaging or detrimental comments about the Released Parties or their business policies or practices. Likewise, the Company agrees not to directly or indirectly disparage, defame or in any way detrimentally comment upon Executive, including Executive’s business policies or practices, or to post on social media, or in any way sanction or permit any such posting, whether anonymously or attributed to Company’s name, any negative, disparaging or detrimental comments about Executive or Executive’s business policies or practices. Executive understands that that the Company’s obligations under this paragraph extend only to its current CEO, EVPs, and SVPs and only for so long as each is an employee of the Company. However, the Company shall also instruct its current CEO and EVPs to refrain from disparagement of the Executive at any time after their employment ends. The Executive agrees to direct any inquiries by recruiters or potential future employers to the Company’s People Success department, which shall be instructed to provide only the Executive’s last position held and dates of employment. Nothing in this Transition Agreement shall be construed to prevent Company or the Executive from responding truthfully and completely to any lawfully issued court order or subpoena, or from communicating with a government regulatory enforcement agency concerning Executive, the Company or Executive’s or the Company’s practices, or any other issue related to law enforcement.
Notwithstanding the foregoing, nothing in this Transition Agreement is intended to or shall prevent the Executive from (i) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the Executive’s attorney or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal (ii) exercising any rights the Executive may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (iii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that the Executive has reason to believe is unlawful.
In addition, the Executive represents and warrants that the Executive shall, on or prior to the Separation Date, return to the Company any and all property and equipment of the Company, including (i) all keys, files, lists, books and records (and copies thereof) of, or in connection with, the Company’s business, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company identification, and all other property belonging to the Company in the Executive’s possession or control, and (ii) all documents and copies, including hard and electronic copies, of documents in Participant’s possession relating to any of the Company’s confidential information, including without limitation, internal and external business forms, manuals, correspondence, notes and computer programs, and that the Executive shall not make or retain any copy or extract of any of the foregoing; provided, however, that the Executive may retain the Executive’s telephone and address book and copies of the Executive’s own personnel, payroll and benefit documents (provided that such documents do not contain any trade secrets and/or confidential information and that the Company has the prior opportunity to review, redact and/or retain any such documents containing trade secrets and/or confidential information).
Further, notwithstanding anything to the contrary herein, the Executive agrees to comply in all applicable respects with the Company’s Policy for Recovery of Erroneously Awarded Compensation (the “Clawback Policy”) and/or any other clawback, recoupment, forfeiture or similar policies or provisions of the Company or its affiliates, including any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program or agreement of the Company or an affiliate or required under applicable law.
By signing this Transition Agreement, the Executive represents, warrants and agrees as follows:
(1)    The Executive has carefully read this Transition Agreement and understands all of its respective terms.
(2)    The Executive does expressly waive all of the benefits and rights granted to her pursuant to California Civil Code Section 1542, which provides and reads as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
The Executive does certify that the Executive has read all of this Transition Agreement and the quoted Civil Code Section, and that the Executive fully understands all of the same, and that the Executive has been given the opportunity, if the Executive desires, to review the terms of this Transition Agreement and with counsel of the Executive’s choosing.
(3)    The Executive expressly declares and represents that no promise, inducement or agreement not herein expressed has been made to her and that this Transition Agreement contains the entire agreement between the parties concerning the subject matter of this Transition Agreement and supersedes all prior negotiations, discussions or agreements relating to the subject matter of this Transition Agreement; provided, however, that the Plan is incorporated and made a part of this Transition Agreement and remains in full force and effect.
(4)    The Executive agrees that this Transition Agreement may be pled as a full and complete defense to and may be used as the basis for an injunction against, any action, suit or other proceeding which may be prosecuted, instituted or attempted by the Executive in breach hereof. The Executive further agrees that in the event an action or proceeding is instituted by the Executive or the Company or any party released hereby in order to enforce the terms or provisions hereof, the prevailing party shall be entitled to an award of reasonable costs and attorneys’ fees. This attorneys’ fee provision shall not apply to an action brought by the Executive to challenge the enforceability of the Executive’s waiver of rights under the ADEA.
(5)     The parties agree that this Transition Agreement shall bind the Executive, the Executive’s heirs, successors, agents, representatives and assigns, and each of them, and shall inure to the benefit of the successors and assigns of the respective parties hereto.
(6)    The Executive has signed this Transition Agreement knowingly and voluntarily, and no promises or representations have been made to her to induce her to sign this Transition Agreement.
(7)    The Executive acknowledges and agrees that: a) the Executive has been advised to consult with an attorney before executing this Transition Agreement; b) the Executive has been given at least twenty-one (21) days to consider and sign this Transition Agreement; c) the Executive may revoke the Executive’s acceptance of this Transition Agreement within seven days after the Executive signs it by delivering a written revocation to the Executive Vice President, Chief People Officer of the Company so that such written revocation is received by no later than the seventh day; d) this Transition Agreement shall not be binding and enforceable until the eighth day after the Executive signs this Transition Agreement without revoking it (“Effective Date”); and e) this Transition Agreement does not waive or release any rights or claims that the Executive may have under the ADEA that arise after execution of this Transition Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Transition Agreement and General Release as of the date first above written.
REALTY INCOME CORPORATION        EXECUTIVE

By:    Shannon Kehle
Title:    EVP, Chief People Officer                Michelle Bushore

Attachment A
SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (this “Severance Agreement”) is entered into as of [September 2,] 2026, by and between Realty Income Corporation (the “Company”), and Michelle Bushore (hereinafter, the “Participant”).
IN CONSIDERATION of the severance compensation as herein provided, to which the Participant is not otherwise entitled, the Participant does hereby unconditionally, irrevocably and absolutely release and discharge the Company, and any parent and subsidiary corporations, divisions and other affiliated entities, past and present, as well as its past and present directors, officers, employees, shareholders, agents, successors and assigns (collectively, “Released Parties”), from any and all loss, liability, claims, demands, causes of action, or suit of any type related directly or indirectly or in any way connected to the transactions or occurrences between the Participant and the Released Parties to date, to the fullest extent permitted by applicable law. This release includes, but is not limited to, any losses, liabilities, claims, demands, causes of action, known or unknown, suspected or unsuspected, arising directly out of or in any way related to the Participant’s employment with the Company, or the termination of the Participant’s employment. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, as well as alleged violations of the California Labor Code, any applicable California Industrial Welfare Commission order, the California Business and Professions Code, Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), all as amended, and all claims for attorneys’ fees, costs and expenses. However, this release shall not apply to claims for workers’ compensation benefits or unemployment insurance benefits, any challenge made by the Participant to the validity of the Participant’s release of claims under the Age Discrimination in Employment Act, or any other claims of the Participant that cannot, by statute, lawfully be waived by this Severance Agreement. The Participant is not waiving the Participant’s rights to enforce this Severance Agreement, not waiving vested rights under any other agreement between the parties, not waiving indemnification (subject to any limitations set forth in the Clawback Policy (as defined below)) and not waiving legal fees with respect thereto.
IN FURTHER CONSIDERATION THEREOF, the Participant hereby waives all rights the Participant may have to any personal relief or recovery from any charge or complaint, for events or causes of action occurring or accruing on or before the Effective Date of this Severance Agreement, before any federal, state, or local administrative agency against the Released Parties, except as such waiver is prohibited by statutory provision. The Participant further waives all rights to file or join in any action before any federal, state, or local court against the Released Parties for any events or causes of action occurring or accruing on or before the Effective Date of this Severance Agreement. The Participant also acknowledges that the Participant does not have any current charge or claim against the Released Parties pending before any local, state or federal agency regarding his employment. Except as prohibited by statutory provision, in the event that any claims are filed, they shall be dismissed with prejudice upon presentation of this Severance Agreement, and the Participant shall reimburse the Company for the costs, including reasonable attorneys’ fees, of defending any such action. The attorneys’ fee provision in the previous sentence shall not apply to any action by the Participant to challenge the enforceability of the Participant’s waiver of rights under the ADEA.
As consideration for entering into this Severance Agreement, the Participant shall receive the following severance compensation payable in accordance with the terms that certain Realty Income Corporation Executive Severance Plan (as may be amended from time to time, the “Plan”):
a) The total gross sum of $ 1,488,458 in a lump sum, and subject to applicable employment taxes and withholdings to be paid within sixty (60) days of the Separation Date;
b) If Participant timely and properly elects COBRA continuation coverage or obtains healthcare insurance from Covered California, the Company will reimburse Participant an amount up to $1616.25 per month towards the costs of Participant’s continuing coverage for employee and family coverage under the Plan for a period of 12 months (through September 2027) following the Separation Date. Employee must provide the Company proof of the cost of and payment for the healthcare insurance under COBRA or otherwise by sending the request with backup receipts to benefits@realtyincome.com and can reach out to benefits@realtyincome.com with any benefits questions;
c) All then-outstanding unvested Company time-vesting restricted stock awards held by the Participant on the Termination Date (as defined in the Plan) shall vest in full as of the Separation Date; and
d)    The following maximum number of Performance Share Awards shall remain outstanding with the actual number of Performance Shares to be issued determined on the achievement of Company performance metrics and subject to the terms and conditions of the applicable award agreement:

Grant Date	Number of Maximum Performance Shares
February 13, 2023	12,141
February 12, 2024	53,818
February 18, 2025	54,706
February 17, 2026	44,030

Except as set forth in this Severance Agreement, or as otherwise mandated by applicable law, the Participant shall not be entitled to any benefits as an employee or former employee of the Company.
As a condition of the foregoing payments and benefits, the Participant agrees to preserve the confidentiality of all trade secrets and other confidential information of the Released Parties, and will not now or in the future disrupt, damage, impair or interfere with the business of the Released Parties, whether by way of using or disclosing the Released Parties’ trade secrets and confidential information to compete against them, interfering with or raiding their employees, or otherwise unlawfully disrupting their relationships with customers, agents, representatives or vendors. The Participant agrees to comply, in all respects, with any confidentiality, non-solicitation, and other restrictive covenants with respect to which the Participant is bound pursuant to any agreement with the Company and/or any of its subsidiaries (including the Participant’s Participation Agreement under the Plan). Notwithstanding the foregoing, nothing in this Severance Agreement is intended to or shall prevent the Participant from communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the Participant’s attorney or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Severance Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
The Participant agrees to cooperate with the Company in accomplishing a smooth and orderly transition in the transfer of responsibilities of the Participant to other employees of the Company, particularly including pending matters of which the Participant has the principal knowledge and background information. In this regard, the Participant agrees to respond in a timely fashion to the questions which may be presented occasionally by the Company. Such cooperation and responses shall not entitle the Participant to any additional compensation beyond the severance compensation specified herein above, so long as such cooperation and responses do not unreasonably interfere with the Participant’s other gainful employment or efforts to secure gainful employment.
Further, notwithstanding anything to the contrary herein, the Participant agrees to comply in all applicable respects with the Company’s Policy for Recovery of Erroneously Awarded Compensation (the “Clawback Policy”) and/or any other clawback, recoupment, forfeiture or similar policies or provisions of the Company or its affiliates, including any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program or agreement of the Company or an affiliate or required under applicable law.
By signing this Severance Agreement, the Participant represents, warrants and agrees as follows:

(1) The Participant has carefully read this Severance Agreement and understands all of its respective terms.
(2) The Participant does expressly waive all of the benefits and rights granted to him or her pursuant to California Civil Code Section 1542, which provides and reads as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
The Participant does certify that the Participant has read all of this Severance Agreement and the quoted Civil Code Section, and that the Participant fully understands all of the same, and that the Participant has been given the opportunity, if the Participant desires, to review the terms of this Severance Agreement and with counsel of his choosing.
(3) The Participant expressly declares and represents that no promise, inducement or agreement not herein expressed has been made to him or her and that this Severance Agreement contains the entire agreement between the parties concerning the subject matter of this Severance Agreement and supersedes all prior negotiations, discussions or agreements relating to the subject matter of this Severance Agreement; provided, however, that the Plan is incorporated and made a part of this Severance Agreement and remains in full force and effect.
(4) The Participant agrees that this Severance Agreement may be pled as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit or other proceeding which may be prosecuted, instituted or attempted by the Participant in breach hereof. The Participant further agrees that in the event an action or proceeding is instituted by the Participant or the Company or any party released hereby in order to enforce the terms or provisions hereof, the prevailing party shall be entitled to an award of reasonable costs and attorneys’ fees. This attorneys’ fee provision shall not apply to an action brought by the Participant to challenge the enforceability of the Participant’s waiver of rights under the ADEA.
(5) The parties agree that this Severance Agreement shall bind the Participant, the Participant’s heirs, successors, agents, representatives and assigns, and each of them, and shall inure to the benefit of the successors and assigns of the respective parties hereto.
(6) The Participant has signed this Severance Agreement knowingly and voluntarily, and no promises or representations have been made to him or her to induce him or her to sign this Severance Agreement.
(8) The Participant acknowledges and agrees that: a) the Participant has been advised to consult with an attorney before executing this Severance Agreement; b) the Participant has been given at least twenty-one (21) days to consider and sign this Severance Agreement; c) the Participant may revoke the Participant’s acceptance of this Severance

Agreement within seven days after the Participant signs it by delivering a written revocation to the Executive Vice President, Chief People Officer of the Company of the Company so that such written revocation is received by no later than the seventh day; d) this Severance Agreement shall not be binding and enforceable until the eighth day after the Participant signs this Severance Agreement without revoking it (“Effective Date”); and e) this Severance Agreement does not waive or release any rights or claims that the Participant may have under the ADEA that arise after execution of this Severance Agreement.
IN WITNESS WHEREOF, the undersigned have executed this Severance Agreement and General Release as of the date first above written.

REALTY INCOME CORPORATION        PARTICIPANT

By:    Shannon Kehle
Title:    Chief People Officer                    Michelle Bushore